Exhibit 99.2

FluoroPharma Medical Announces Internal Review of Currently Acquired Imaging Data From Phase II Study for CardioPET(TM) (FCPHA)

Images Continue to Be Impressive, Providing High Resolution in the Heart and Clear Image Quality for Early and Late Scans

MONTCLAIR, NJ -- (Marketwired) -- 06/20/13 -- FluoroPharma Medical, Inc. (OTCQB: FPMI), a company specializing in the development of novel diagnostic imaging products that utilize positron emission tomography (PET) technology for the detection and assessment of disease before clinical manifestation, is pleased with currently acquired imaging data from its ongoing Phase II clinical trial for CardioPET™ (FCPHA) to assess myocardial perfusion and fatty acid uptake in coronary artery disease (CAD) patients.

CardioPET, one of FluoroPharma's first in class PET imaging products, is a perfusion and fatty acid uptake indicator, which is designed to be used as a cardiac imaging agent and may prove to be an effective alternative to currently available diagnostic tests. FluoroPharma believes its pharmacokinetic characteristics could be especially valuable in patients who are unable to exercise.

The ongoing Phase II clinical trial is an open label study designed to assess the safety and diagnostic performance of CardioPET as compared to currently utilized SPECT myocardial perfusion imaging agents and angiography, the current "gold standard." This multicenter study is being conducted in Belgium.

In February, the company announced that the first acquired images indicated high resolution in the heart and provided extremely clear image quality. The company's recent internal review of additional data collected further supports these initial findings in both arms of the trial. Based on the rate of patient enrollment, a quantitative assessment of the data is expected later this summer.

According to Dr. Manuel D. Cerqueira, Chairman, Department of Nuclear Medicine at the Cleveland Clinic, "The images thus far obtained from CardioPET indicate excellent image quality. The immediate acquisition of images will be very efficient for patient work flow."

Thijs Spoor, Chairman and CEO of FluoroPharma Medical, commented, "The ability to obtain images quickly has the potential to enhance the value of CardioPET in view of the current standard of care, which can take considerable time. It is becoming increasingly clear that novel diagnostic imaging agents are urgently needed and we are focused on driving forward the development of our pipeline to provide healthcare professionals around the world with new products that expand and improve their diagnostic capabilities. We are encouraged with the data from our ongoing CardioPET trial and look forward to obtaining the interim results this summer. Our intention is to present CardioPET interim findings at a major medical conference later this year."

About FluoroPharma Medical

FluoroPharma is a biopharmaceutical company engaged in the discovery and development of proprietary PET imaging products to evaluate cardiac disease at the cellular and molecular levels. The Company has licensed technology from the Massachusetts General Hospital in Boston.

The Company's goal is to enable personalized medicine through precision diagnostics that will help the medical community diagnose disease more accurately at the earliest stages, leading to more effective treatment, management and better patient outcomes.

FluoroPharma's initial focus is the development of breakthrough positron emission tomography (PET) imaging agents and is advancing two products in clinical trials for assessment of acute and chronic forms of coronary artery disease. These first in class agents have been designed to rapidly target myocardial cells. Other products in development include agents for detection of inflamed atherosclerotic plaque in peripheral arteries, agents with the potential to image brain tissue affected by Alzheimer's disease and agents that could potentially be used for imaging specific cancers.

In addition to the United States, Europe and China, patents related to FluoroPharma's portfolio of imaging compounds have been issued in Japan, Canada, Australia, Finland, Portugal, Ireland and Mexico.
For more information on the Company, please visit: www.fluoropharma.com

About CardioPET

CardioPET is a modified fatty acid (MFA) that closely resembles naturally-occurring free fatty acids (FFAs) in the human body. FFAs are the major source of energy for healthy myocardium, where they are transported into the mitochondria and are then metabolized via beta-oxidation. CardioPET has completed Phase I studies where it was well tolerated and did not induce any adverse events or clinically significant deviations in laboratory values. The total radiation exposure was minimal and well within safety limits.

About Coronary Artery Disease (CAD)

Coronary Artery Disease (CAD) is a leading cause of death and disability globally. The World Health Organization (WHO) estimated that more than 17 million people have died from heart attack, angina pectoris (chest pain) or both. It is also estimated that by 2030, this number will almost double.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include statements regarding FluoroPharma's research and development activities and anticipated operating results. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as significant fluctuations in expenses associated with clinical trials, failure to secure additional financing, the inability to complete regulatory filings with the Food and Drug Administration, the introduction of competing products, or management's ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products, and other information that may be detailed from time to time in FluoroPharma's filings with the United States Securities and Exchange Commission. FluoroPharma undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Media:
Carol Perlman
FluoroPharma Medical, Inc.
cperlman@fluoropharma.com
Phone: 917-592-9260

Investor Relations:
Richard Moyer
Cameron Associates, Inc.
Richard@cameronassoc.com
Phone: 212-554-5466
Source: FluoroPharma Medical, Inc.